Exhibit 99.2
CITIGROUP GLOBAL MARKETS INC.
388 GREENWICH STREET
NEW YORK, NEW YORK 10013

GOLDMAN SACHS CREDIT PARTNERS L.P. 85 BROAD STREET NEW YORK, NEW YORK 10004	DEUTSCHE BANK TRUST COMPANY AMERICAS DEUTSCHE BANK SECURITIES INC. 60 WALL STREET NEW YORK, NEW YORK 10004
CONFIDENTIAL
October 25, 2007
Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
Attention: James M. Sullivan
Commitment Letter
Ladies and Gentlemen:
          You have advised Citi (as defined below), Goldman Sachs Credit Partners L.P. (“GSCP”), Deutsche Bank Trust Company Americas (“DBTCA”) and Deutsche Bank Securities Inc. (“DBSI”) that Solutia Inc., a Delaware corporation (the “Borrower” or “you”), intends to emerge from chapter 11 protection by implementing and consummating its Fifth Amended Joint Plan of Reorganization dated October 15, 2007 (as amended, restated or supplemented from time to time prior to the date hereof, the “Plan”) by undertaking the Transactions (as defined in Exhibit A attached hereto) described in the transaction description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein have the meanings assigned to them in the Transaction Description, the Summary of Terms and Conditions attached hereto as Exhibit B (the “ABL Facility Term Sheet”), the Summary of Terms and Conditions attached hereto as Exhibit C (the “Term Loan Facility Term Sheet”), the Summary of Terms and Conditions attached hereto as Exhibit D (the “Senior Bridge Facility Term Sheet” and, together with the ABL Facility Term Sheet and the Term Loan Facility Term Sheet, collectively, the “Term Sheets”). The Transactions will include the following Facilities: (a) an aggregate amount of $1,600 million in senior secured credit facilities consisting of (i) a senior secured asset-based revolving credit facility described in the ABL Facility Term Sheet in an aggregate principal amount of $400 million (the “ABL Facility”), (b) a senior secured term loan facility described in the Term Loan Facility Term Sheet in an aggregate principal amount of $1,200 million (the “Term Loan Facility” and together with the ABL Facility, the “Senior Secured Facilities”), and (b) if and to the extent the Borrower is unable to issue the Senior Notes on the Closing Date, a senior unsecured bridge facility described in the

Senior Bridge Facility Term Sheet in an aggregate principal amount of $400 million (the “Senior Bridge Facility” and, together with the Senior Secured Facilities, the “Facilities”).
          For purposes of this Commitment Letter, (i) “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein, (ii) “GSCP” shall mean Goldman Sachs Credit Partners L.P. and/or any of its affiliates as it shall determine to be appropriate to provide the services contemplated herein, (iii) “DBSI” shall mean Deutsche Bank Securities Inc., Deutsche Bank Trust Company Americas and/or any of their affiliates as DBSI shall determine to be appropriate to provide the services contemplated herein, (iv) Citi, GSCP and DBSI shall be individually referred to as a “Commitment Party” and collectively referred to as the “Commitment Parties” and (v) “we” or “us” shall mean Citi, GSCP and DBSI and/or any of their respective affiliates as Citi, GS or DBSI, as applicable, shall determine to be appropriate to provide the services contemplated herein.
          Subject to the terms and conditions set forth or referred to in this letter agreement and the attached Exhibits A, B, C, D and E (collectively, this “Commitment Letter”), (i) Citi is pleased to inform you of CGMI’s several and not joint commitment on behalf of Citi to provide forty percent (40%) of the principal amount of each of the Facilities, (ii) GSCP is pleased to inform you of its several and not joint commitment to provide forty (40%) of principal amount of each of the Facilities and (iii) DBTCA is pleased to inform you of its several and not joint commitment to provide twenty percent (20%) of each of the Facilities.
          You hereby appoint each of Citi, GSCP and DBSI to act, and each of Citi, GSCP and DBSI hereby agrees to act, as joint lead arrangers and joint bookrunners in respect of each of the Facilities (individually in such capacities, the “Lead Arranger ” and collectively, the “Lead Arrangers”), in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the applicable Term Sheet. No other arrangers, bookrunners, agents or co-agents will be appointed and no Lender (as defined below) will receive compensation with respect to any of the Facilities outside the terms contained herein and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”) in order to obtain its commitment to participate in such Facilities, in each case without the consent of the Commitment Parties hereunder. It is agreed that Citi will have the “left” placement on all marketing materials in connection with the Facilities, with (i) DBSI to appear to the right of Citi on all marketing materials for the ABL Facility and the other joint bookrunners or joint arrangers appearing below Citi and DBSI in alphabetical order; and (ii) GSCP to appear to the right of Citi on all marketing materials for the Term Loan Facility and the Senior Bridge Facility and other joint bookrunners and joint arrangers appearing below Citi and GSCP in alphabetical order.
          Each of the Commitment Parties reserves the right, prior to and/or after the execution of definitive documentation for any of the Facilities (the “Facilities Documentation”), to syndicate all or a portion of its commitments hereunder to one or more financial institutions that will become parties to the Facilities Documentation pursuant to syndications to be managed by the Lead Arrangers in consultation with you (the financial institutions becoming parties to the Facilities Documentation, together with CGMI, GSCP and DBTCA being collectively referred to as the “Lenders”); provided that (i) each of the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred, and (ii) any assignment of any commitment prior to the Closing Date shall not reduce any Commitment Party’s obligation to its pro rata portion of the Facilities pursuant to its commitments as set forth in this Commitment Letter.

          You understand that each of the Facilities will be separately syndicated, and you agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing syndications reasonably satisfactory to the Lead Arrangers until a Successful Syndication (as defined in the Fee Letter) is achieved. Such assistance shall include (i) your using commercially reasonable efforts to ensure that the syndication efforts benefit from your existing banking relationships, (ii) your using commercially reasonable efforts to cause direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand, at mutually agreed upon times, (iii) your assistance in the preparation of customary Confidential Information Memoranda for the Facilities and other customary marketing materials to be used in connection with the syndication, (iv) the hosting, with the Lead Arrangers, of one or more conference calls with, and one or more meetings of, prospective Lenders at times and at locations to be mutually agreed upon, (v) your using commercially reasonable efforts to facilitate the completion of a customary collateral field exam with respect to the Current Asset Collateral (as defined in Exhibit B hereto) and third party appraisals of inventory collateral prior to the launch of syndication and (vi) your obtaining ratings from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) for the corporate family and each of the Facilities (other than the ABL Facility) and the Senior Notes, in each case prior to the launch of syndication of the Facilities. You understand that the Commitment Parties may decide to commence syndication efforts for the Facilities promptly after the date hereof. To ensure an orderly and effective syndication of the Facilities, you agree that until the earlier of (i) the date that is 120 days after the Closing Date or (ii) the date a Successful Syndication is achieved, there shall be no competing offering, placement or arrangement of any debt securities or syndicated bank financing of the Borrower or any of its subsidiaries (other than ordinary course indebtedness and the Senior Notes) without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Commitment Parties if such securities or financing would have, in the reasonable judgment of the Commitment Parties, a detrimental effect upon the primary syndication of the Facilities. Without limiting your obligations to assist with syndication efforts as set forth in this Commitment Letter, the Commitment Parties agree that completion of such syndications is not a condition to their commitments hereunder or the initial funding under the Facilities and each Commitment Party further agrees that (except for purposes of determining whether a “Successful Syndication” has been achieved under the market flex provisions of the Fee Letter) such Commitment Party shall not be released from its commitment hereunder in connection with such syndications to any Lender until such Lender shall have entered into the applicable Facilities Documentation and funded the portion of the applicable Facilities required to be funded by it on the Closing Date, and each of the Commitment Parties hereby severally and not jointly agrees that upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Commitment Letter and the other conditions set forth in the Term Sheets and the “Summary of Additional Conditions Precedent” set forth in Exhibit E hereto, it will be prepared to execute definitive documentation acceptable to it and close and fund its pro rata portion of the Facilities prior to the completion of the syndication of the Facilities.
          The Lead Arrangers will manage, in consultation with you, all aspects of the syndication, including, without limitation, selection of Lenders, determination of when the Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to use your commercially reasonable efforts to provide promptly to the Lead Arrangers all reasonably available customary information with respect to you and your subsidiaries and the Transactions, including, without limitation, all available historical financial information concerning the Borrower and financial or business projections relating to the Borrower and the Transactions (the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the Facilities.

          You agree, at the request of the Lead Arrangers, to assist in the preparation of a version of each Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that to your knowledge is (a) publicly available (or contained in the prospectus or other offering memorandum for the Senior Notes) or (b) either (i) not containing material non-public information (within the meaning of United States federal securities laws) with respect to you or your subsidiaries or any of your or their respective securities for purposes of United States Federal securities laws assuming such laws are applicable to you or your subsidiaries or (ii) if and to the extent any of the Facilities have European Borrowers and are syndicated outside the United States, not containing material non-public information (within the meaning of United States federal securities laws and applicable foreign securities laws) with respect to you or your subsidiaries or any of your or their respective securities for purposes of United States Federal securities laws and applicable foreign securities laws assuming such laws are applicable to you or your subsidiaries.
          You hereby represent and warrant that (a) all written information concerning or affecting you or any of your subsidiaries (other than the Projections, forward looking information and information of a general economic or general industry nature) (the “Information”) that has been or will be made available to any Commitment Party, any Lender or any potential Lender by you in connection with the Transactions is or will be when furnished and taken as a whole, complete and correct in all material respects and does not or will not when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and (b) the Projections that have been or will be made available to any Commitment Party, any Lender or any potential Lender by you have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of preparation thereof; it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances are given that any particular Projections will be realized, that actual results may differ and that such differences may be material. If, at any time prior to the date on which the Transactions are consummated with the proceeds of the initial funding under the Facilities (the “Closing Date”), you become aware that any of the representations and warranties in the preceding sentence becomes incorrect in any material respect, you agree to supplement the Information and the Projections from time to time until the Closing Date such that the representations and warranties in the preceding sentence remain true in all material respects. In arranging the Facilities, including the syndications of the Facilities, the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof, it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results in the Projections will be achieved.
          As consideration for the Commitment Parties’ commitments hereunder and the Lead Arrangers’ agreements to syndicate the Facilities, you agree to pay to the Commitment Parties the nonre-fundable fees as set forth in the Term Sheets and in the Fee Letter.
          The several and not joint commitments of each of the Commitment Parties hereunder and the several and not joint agreements of each of the Commitment Parties to perform the services described herein are subject to (a) the absence of any event or occurrence since December 31, 2006 which has resulted in or could reasonably be expected to result in any material adverse change in the business, assets, operations, properties, prospects or financial condition of the Borrower and its subsidiaries, taken as a whole (a “Material Adverse Effect”); provided, however for purposes of the closing and initial funding of the Facilities, nothing as disclosed in (i) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2006, (ii) Quarterly Report on Form 10-Q for each quarter ended since December 31, 2006, as filed prior to the date of this Commitment Letter and/or (iii) the Disclosure Statement filed in connection with the Plan prior to the date of this Commitment Letter, shall, in any case, in and of itself and based solely on facts as disclosed therein (without giving effect to any developments not disclosed therein), be deemed to constitute a Material Adverse Effect, (b) such Commitment Party not becoming aware (whether as a result of its due diligence analyses and review or otherwise) after the date hereof of any information (other than publicly available information with respect to general economic or industry conditions) not previously known to such Commitment Party which is inconsistent in a material and adverse manner with the information (taken as a whole) disclosed (through public filings or private disclosure) to such Commitment Party prior to the date hereof, (c) the absence of any adverse change since the date of this Commitment Letter in the loan syndication, financial or capital markets generally that, in the reasonable judgment of such Commitment Party, materially impairs syndication of the Facilities, (d) the execution and delivery of Facilities Documentation consistent with this Commitment Letter and the applicable Term Sheets and (e) the other conditions set forth in the Term Sheets and Exhibit E hereto (unless waived). Those matters that are not covered by or made clear under the provisions hereof and of the Term Sheets are subject to the approval and agreement of the Commitment Parties and you.
          The Borrower shall indemnify and hold harmless each Commitment Party, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all actual claims, damages, losses, liabilities and out-of-pocket expenses (including, without limitation, reasonable fees and disbursements of counsel), to which any Indemnified Party may become subject (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith) limited to not more than one counsel for the group in the absence of conflicts and appropriate local counsel, in each case arising out of or in connection with or by reason of this Commitment Letter or the Facilities Documentation or the financing transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facilities, except to the extent such actual claim, damage, loss, liability or expense (x) is caused by the bad faith, gross negligence or willful misconduct of such Indemnified Party, as determined by a final judgment of a court of competent jurisdiction, or (y) arises from any action solely between or among the Lenders or solely among the Indemnified Parties other than any such actions that arise from an act or an omission of the Borrower (provided that notwithstanding the foregoing provisions of this clause (y), the Administrative Agent, acting in such capacity, shall be indemnified (subject to the limitations set forth in clause (x) above)). In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.
          No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is caused by the gross negligence, bad faith or willful misconduct of such Indemnified Party, as determined by a final judgment of a court of competent jurisdiction. In no event, however, shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).
          The Borrower shall pay, or reimburse each Commitment Party within 20 days of written demand (together with supporting documentation consistent with past practice or otherwise in reasonable detail) for, all reasonable and documented out-of-pocket costs and expenses incurred by such Commitment Party (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of one primary counsel (and appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction), regardless of whether any of the transactions contemplated hereby are consummated (except that if the Closing Date does not occur, such reimbursement obligation shall apply only to reasonable and documented out-of-pocket collateral audit and appraisal expenses and reasonable and documented fees and out-of-pocket expenses of local and foreign counsel and the reasonable and documented fees and expenses of one primary counsel). The Borrower shall also pay all reasonable and documented out-of-pocket costs and expenses of each of the Commitment Parties (including, without limitation, the reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.
          As you know, each Commitment Party is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, such Commitment Party or its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this letter.
          Each Commitment Party and its affiliates may have economic interests that conflict with those of the Borrower. You agree that each Commitment Party and its affiliates will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or any of its affiliates and the Borrower, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between each Commitment Party and its affiliates, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its affiliates is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) none of the Commitment Parties or their respective affiliates have assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Commitment Party or any of its affiliates have rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Borrower and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to each Commitment Party hereunder.

          You acknowledge that each of the Commitment Parties may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with the Borrower’s interests. Consistent with each such Commitment Party’s policy to hold in confidence the affairs of its clients, each Commitment Party severally and not jointly agrees that it will not furnish confidential information obtained from the Borrower or its affiliates to any of its other clients. Furthermore, each Commitment Party agrees that it will not use in connection with the transactions contemplated hereby, or furnish to the Borrower, confidential information obtained by such Commitment Party from any other person. The agreements of each Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Facilities are made solely for the benefit of the Borrower and may not be relied upon or enforced by any other person. This Commitment Letter and the Fee Letter are not intended to create a fiduciary relationship among the parties hereto or thereto.
          This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of each Commitment Party, and any attempted assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Commitment Letter. This Commitment Letter (including the exhibits and annexes hereto) and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Parties. Each Commitment Party may perform the duties and activities described hereunder through any of their affiliates (other than Excluded Parties (as defined below)) and the provisions of the second preceding paragraph shall apply with equal force and effect to any of such affiliates so performing any such duties or activities. You acknowledge that information and documents relating to the Facilities may be transmitted through Intralinks or similar secure electronic transmission systems. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.
          Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.
          With respect to all matters relating to this Commitment Letter, the Term Sheets and the Fee Letter, each party hereto hereby irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in the State of New York, County of New York, and any appellate court from any thereof, (ii) agrees that all claims related hereto may be heard and determined in such courts, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          The Commitment Parties hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Commitment Parties and the Lenders are required to obtain, verify and record information that identifies the Borrower and its subsidiaries, which information includes the name, address, tax identification number and other information regarding the Borrower and its subsidiaries that will allow such Commitment Party or such Lender to identify the Borrower and its subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and the Lenders.
          The Borrower agrees that this Commitment Letter is for the Borrower’s confidential use only and that neither its existence nor the terms hereof will be disclosed by the Borrower to any person other than its officers, directors, employees, accountants, attorneys and other advisors, agents and representatives, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby; provided, however, that the Borrower may make such other public disclosures of the terms and conditions hereof as Borrower is required by law or compulsory legal process, in the opinion of its counsel, to make; provided that, after this Commitment Letter has been accepted by you, you may disclose this Commitment Letter (but not the Fee Letter or its terms or substance, in each case, except as set forth in the Fee Letter) as may be required to obtain court approval in connection with any acts or obligations to be taken pursuant to this Commitment Letter or the transactions contemplated hereby (in which case you agree to inform us promptly thereof), it being understood that any pleadings or filings with respect to this Commitment Letter shall be reasonably acceptable to us and you and provided further that you may (i) disclose this Commitment Letter (but not the Fee Letter, except as set forth in the Fee Letter) to the official committee of unsecured creditors appointed in any of the Borrower’s and its affiliates’ bankruptcy cases (collectively, the “Creditors’ Committee”) and its advisors and to any other official committee appointed in any of the Borrower’s and its affiliates’ bankruptcy cases, so long as the disclosure to the Creditors Committee, any other official committee and their respective advisors is on a confidential “professionals only” basis, (ii) disclose this Commitment Letter (but not the Fee Letter except as set forth in the Fee Letter) to counsel to the Backstop Group (as defined in the Plan), Stroock, Stroock & Lavan, professionals for the Ad Hoc Notes Committee and the Ad Hoc Trade Committee, in each case on a confidential “professionals only” basis and (iii) disclose this Commitment Letter (but not the Fee Letter, except as set forth in the Fee Letter) to Monsanto Company and its counsel on a confidential basis, and provided finally that, after this Commitment Letter has been accepted by you, you may (i) disclose this Commitment Letter (but not the Fee Letter) in any proxy, public filing, prospectus, offering memorandum or offering circular in connection with the Transactions or the financing thereof (with such disclosure limited to the existence of this letter) and (ii) disclose this Commitment Letter (but not the Fee Letter) to any rating agency in connection with the Transactions on a confidential basis.
          Each Commitment Party severally and not jointly agrees to keep confidential, and not to publish, disclose or otherwise divulge, confidential information obtained from or on behalf of you in the course of the transactions contemplated hereby, except that each Commitment Party shall be permitted to disclose such confidential information (a) to its affiliates and to its and its affiliates’ respective directors, officers, agents, employees, attorneys, accountants and advisors, in each case on a confidential basis; (b) on a confidential basis to any other Commitment Party and any potential Lender that agrees to (or is instructed to pursuant to customary loan syndication procedures) keep such information confidential (and any such Commitment Party or potential Lender may disclose such confidential information to its officers, directors, employees, agents and representatives in connection with the syndication of the Facilities on a confidential basis); (c) as required by applicable law, regulation or compulsory legal process (provided the applicable Commitment Party shall provide you with prompt notice thereof to the extent permitted by law or such legal process); (d) to the extent requested by any bank regulatory authority; (e) to the extent such confidential information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter, (ii) becomes available to the applicable Commitment Party on a non-confidential basis from a source other than you or on your behalf and not in violation of any confidentiality agreement or obligation owed to you or (iii) was available to a Commitment Party on a non-confidential basis prior to its disclosure to the applicable Commitment Party by you; (f) to the extent you shall have consented to such disclosure in writing; or (g) in protecting and enforcing such Commitment Party’s rights with respect to this Commitment Letter; provided that, no such disclosure shall be made to any company engaged principally in the business of manufacture or sale of high performance chemical based products that is a competitor of yours (an “Excluded Party”); provided further that, each Commitment Party severally and not jointly agrees to use the confidential information obtained from or on behalf of you in the course of the transactions contemplated hereby only in connection with matters related to the Facilities.
          The indemnification, expense reimbursement, jurisdiction and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Commitment Party’s commitments hereunder.
          For all purposes in this Commitment Letter and the Term Sheets, the phrases, “mutually determined”, “mutually defined”, “to be defined”, “mutually agreed”, and “to be agreed” mean determined, defined or agreed among the Borrower and each of the Lead Arrangers.
          Promptly upon your acceptance of this Commitment Letter, you hereby agree to use your commercially reasonable efforts to obtain an order of the court exercising jurisdiction in the Borrower’s bankruptcy cases (the “Bankruptcy Court”) authorizing the Borrower’s acceptance of, and performance under, this Commitment Letter and the Fee Letter, which order shall specifically provide, among other things, that each of the Commitment Parties is to receive the fees referenced herein and in the Fee Letter, and reimbursement of all reasonable out-of-pocket costs and expenses incurred in connection with the Facilities shall be entitled to priority as administrative expense claims under Section 503(b)(1) of the United States Bankruptcy Code (the “Bankruptcy Code”) and shall be entitled to payment of such fees, costs and expenses upon written demand in accordance the terms of this Commitment Letter or the Facilities Documentation, as applicable, by a Commitment Party or the Lenders, in each case without any further court order, whether or not the commitments described herein are terminated or whether the Facilities close.
          Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Mr. David Jaffe, Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013 (facsimile: (212) 816-2613) at or before 5:00 p.m. (New York City time) on October 30, 2007, the time at which the commitment of each of the Commitment Parties set forth above (if not so accepted prior thereto) will terminate.
          The commitment of each Commitment Party set forth in this Commitment Letter will terminate on the earliest of (a) 30 days after the date this Commitment Letter is delivered to you fully executed by each of the Commitment Parties, if the Bankruptcy Court has not approved the execution, delivery and performance of this Commitment Letter, the Fee Letter and the Facilities by such date, (b) February 29, 2008 and (c) the date the Facilities Documentation becomes effective, unless each Commitment Party shall, in such Commitment Party’s discretion, agree to an extension with respect to such Commitment Party’s commitment.
[Signature Pages Follow]

          We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, CITIGROUP GLOBAL MARKETS INC.
By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Authorized Signatory

S-1	Commitment Letter

GOLDMAN SACHS CREDIT PARTNERS L.P.
By:	/s/ Bruce Mendelssohn
	Name:	Bruce Mendelssohn
	Title:	Authorized Signatory

S-2	Commitment Letter

DEUTSCHE BANK SECURITIES INC.
By:	/s/ STEPHEN CUNNINGHAM
	Name:	STEPHEN CUNNINGHAM
	Title:	Authorized Signatory MANAGING DIRECTOR

By:	/s/ MARK F. FUNK
	Name:	MARK F. FUNK
	Title:	Authorized Signatory MANAGING DIRECTOR

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ Albert Fischetti
	Name:	Albert Fischetti
	Title:	Authorized Signatory Director

By:	/s/ STEPHEN CAYER
	Name:	STEPHEN CAYER
	Title:	Authorized Signatory DIRECTOR

S-3	Commitment Letter

Accepted and agreed to as of the date first written above: SOLUTIA INC.
By:	/s/ James M. Sullivan
	Name:	James M. Sullivan
	Title:	Sr. VP & CFO

S-4	Commitment Letter

CONFIDENTIAL October 25, 2007	EXHIBIT A
$400 million Senior Secured Asset-Based Revolving Credit Facility
$1,200 million Senior Secured Term Loan Facility
$400 million Senior Bridge Facility
Transaction Description
          Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter (as defined below) and the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
          The Borrower intends to undertake the Transactions described below in order to implement and consummate the Plan in conjunction with its emergence from chapter 11 protection.
          In connection with the foregoing, it is intended that:
(a)	The Borrower will obtain (i) $400 million in a senior secured asset-based revolving credit facility described in Exhibit B to the Commitment Letter (the “ABL Facility”) and (ii) $1,200 million in a senior secured term loan facility described in Exhibit C to the Commitment Letter (the “Term Loan Facility” and together with the ABL Facility, the “Senior Secured Facilities”).

(b)	The Borrower will either (i) issue and sell $400 million in aggregate principal amount of senior notes (the “Senior Notes”) in a Rule 144A or other private placement on the Closing Date or (ii) if and to the extent the Borrower is unable to issue the Senior Notes $400 million in aggregate principal amount on the Closing Date, borrow $400 million, less the amount of the Senior Notes issued on the Closing Date, in loans under a new senior unsecured bridge facility (the “Senior Bridge Facility” and, together with the Senior Secured Facilities, the “Facilities”).

(c)	The Borrower will make distributions on Allowed Claims (as defined in the Plan) and the other payments required pursuant to Plan, including repayment in full of certain indebtedness of the Borrower and its subsidiaries in existence before the Closing Date and to make certain contributions to the pension plans of the Borrower and its Subsidiaries (the “Refinancing”).

(e)	Costs, fees and expenses incurred in connection with the foregoing transactions and the Borrower’s emergence from chapter 11 protection (including debt prepayment premiums, if any) will be paid (the “Transaction Costs”).
          The transactions described above are collectively referred to herein as the “Transactions”.

A-1

CONFIDENTIAL	EXHIBIT B
October 25, 2007
$400 million Senior Secured Asset-Based Revolving Credit Facility
Summary of Terms and Conditions
          Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter (as defined below) and the other Exhibits attached to the Commitment Letter to which this Exhibit B is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

U.S. Borrower:	Solutia Inc., a Delaware corporation (the “U.S. Borrower”).

European Borrowers:	It is understood that one or more wholly-owned direct or indirect subsidiaries of the U.S. Borrower located in Belgium (or another jurisdiction to be mutually agreed) and otherwise reasonably acceptable to the Administrative Agent may be borrowers under the ABL Facility (the “European Borrowers” and collectively with the U.S. Borrower, the “Borrowers”) pursuant to an arrangement and terms (including, but not limited to, guarantees and collateral) to be agreed upon. The ABL Facility will include a separate Borrowing Base for the U.S. Borrower and the European Borrowers. The ABL Facility Documentation will contain affiliate lender wording to permit the Lenders to use one or more affiliates to make loans to European Borrowers.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Joint Lead Arrangers and Joint Bookrunners:	Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. (in such capacity, individually a “Lead Arranger” and collectively, the “Lead Arrangers”).

Administrative and Collateral Agent:	An affiliate of Citigroup Global Markets Inc. (in such capacity, the “Administrative Agent”).

Syndication Agent:	An affiliate of Deutsche Bank Securities Inc.

Documentation Agent:	An affiliate of Goldman Sachs Credit Partners L.P.

Lenders:	A syndicate of financial institutions (the “Lenders”) arranged by the Lead Arrangers in consultation with the U.S. Borrower.

Senior Secured Asset-Based Revolving Credit Facility:	A non-amortizing asset-based revolving credit facility in an aggregate principal amount of $400 million (the “ABL Facility”), subject to availability as described under the heading “Availability” below.

All loans (the “ABL Loans”) outstanding under the ABL Facility shall become due and payable on the ABL Termination Date (as defined below).

Loans under the ABL Facility will be available to the U.S. Borrower in U.S. Dollars and available to the European Borrowers in Euros and other currencies to be mutually agreed, in each case with sublimits to be mutually agreed.

Swingline Loans:	Citi (in such capacity, the “Swingline Lender”) will make available to the U.S. Borrower, subject to availability as described under the heading “Availability” below, a swingline facility pursuant to which the U.S. Borrower may make short-term borrowings in U.S. dollars (in minimum amounts to be mutually agreed upon and integral multiples to be mutually agreed upon) of $25 million in the aggregate. Any such swingline borrowings (each, a “Swingline Loan”) will reduce availability on a dollar-fordollar basis and will count as usage of the ABL Facility for the purpose of the unused commitment fee. Upon notice from the Swingline Lender, the Lenders will be unconditionally obligated to purchase participations in any Swingline Loan pro rata based upon their commitments under ABL Facility. Swingline Loans will be available on a same day basis.

Letters of Credit:	$150 million of the ABL Facility shall be available for the issuance of standby and trade letters of credit (the “Letters of Credit”) by one or more Lenders to be agreed upon (any Lender in such capacity, an “Issuing Lender”). Each Letter of Credit will be denominated in U.S. Dollars or Euros and other currencies to be mutually agreed, with sublimits to be mutually agreed. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) the ABL Termination Date (as defined below), provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall not extend beyond the date referred to in clause (b) above unless cash collateralized as provided below) and provided, further, notwithstanding the foregoing, the Borrower shall be permitted to request Letters of Credit which have a termination date after the ABL Termination Date, provided that on or prior to the ABL Termination Date, the Borrower shall cash collateralize at 103% of face amount or back-stop at 103% of face amount with back-to-back letters of credit from an issuer reasonably acceptable to the Issuing Lenders in respect of such Letters of Credit.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the ABL Facility) on the date that is one business day after the date on which the Borrower receives notice of a drawing on a Letter of Credit. To the extent that the Borrower does not so reimburse the applicable Issuing Lender within such period, the Lenders under the ABL Facility shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Lender on a pro rata basis.

Purpose:	The proceeds of loans under the ABL Facility will be used (a) to consummate the Transactions, including the payment of Transaction Costs, on the Closing Date, (b) to provide working capital from time to time for the Borrower and its subsidiaries and (c) for other general corporate purposes. The U.S. Borrower shall be permitted to borrow under the ABL Facility on the Closing Date in an amount not to exceed (a) $125 million, plus (b) amounts necessary to fund original issue discount used in connection with the Term Loan Facility, plus (c) other amounts to be agreed.

Availability:	Availability under the ABL Facility will be equal to the lesser of (a) the then available unutilized commitments under the ABL Facility and (b) the Borrowing Base (as defined below).

“Borrowing Base” shall mean (a) 85% of Eligible Receivables of the Borrower and the Guarantors, plus (b) the lesser of (i) 85% of the NOLV (as defined below) of Eligible Inventory (to be mutually defined) of the Borrower and the Guarantors and (ii) 75% of the cost of Eligible Inventory of the Borrower and the Guarantors, less (c) such reserves as the Administrative Agent may establish from time to time in its Permitted Discretion (defined below). The Administrative Agent and the U.S. Borrower will determine the cost of Eligible Inventory in a manner consistent with the manner in which cost of Eligible Inventory is determined under the U.S. Borrower’s existing debtor-in-possession credit facility.

“NOLV” means an amount equal to the orderly liquidation value (net of all costs and expenses incurred in connection with liquidation) as reasonably determined from time to time by reference to the most recent appraisal received by the Administrative Agent conducted by an independent appraiser reasonably satisfactory to the Administrative Agent.

The Borrowing Base shall be computed on a monthly basis pursuant to a monthly (or, if Excess Availability (as defined below) is less than $100 million or an event of default exists, weekly) borrowing base certificate to be delivered by the Borrower to the Administrative Agent.

The initial reserves, if any, and the definitions of “Eligible Inventory” and “Eligible Receivables” shall be mutually estab-

lished following completion of an appraisal of the inventory (provided that “Eligible Receivables” shall include a 20% concentration limitation). The Administrative Agent shall have the ability to establish reserves in connection with the Borrowing Base, in connection with a good faith determination made by the Administrative Agent its in commercially reasonable credit judgment determined in the exercise of its credit procedures for secured lending purposes upon at least five Business Days’ prior written notice to and following good faith discussions with the Borrower (“Permitted Discretion”). No decreases in the advance rates will be permitted.

If the Administrative Agent in its Permitted Discretion establishes or increases reserves subsequent to the Closing Date, and the implementation or increase of such reserves directly results in an overadvance, the Borrower shall have five Business Days from the date of notice of such establishment or increase to eliminate such overadvance.

Without limiting any other eligibility requirements which are to be agreed upon between the Borrower and the Administrative Agent (a) “Eligible Inventory” shall include, without limitation, finished goods, work-in-progress, raw materials inventory as to which the Administrative Agent has a first priority perfected security interest and (b) Eligible Inventory shall consist of Inventory located in the United States and, subject to reserves for title retention and other priority claims and other customary eligibility conditions (such as first priority perfected security interest on the applicable assets), Belgium and such other locations as mutually determined and (c) “Eligible Receivables” shall consist of accounts receivables of Borrowers organized under the laws of the United States and, subject to reserves for title retention and other priority claims and other customary eligibility conditions (such as first priority perfected security interest on the applicable assets), Belgium.

“Excess Availability” shall mean, at any time, the remainder of (a) the lesser of (i) the aggregate commitments under the ABL Facility at such time or (ii) (A) the Borrowing Base as then in effect, plus (B) unrestricted cash and cash equivalents of the Borrower and the Guarantors in accounts located in the United States and subject to account control agreements in favor of the Administrative Agent, less (b) the sum of (i) aggregate principal amount of all ABL Loans and Swingline Loans then outstanding, and (ii) all Letter of Credit outstandings (except to the extent cash collateralized) at such time.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity:	The ABL Facility will mature, and lending commitments thereunder will terminate, on the fifth anniversary of the Closing Date (the “ABL Termination Date”).

Guarantees:	All obligations of the U.S. Borrower under the ABL Facility (including, without limitation, any exposure of a Lender in respect of cash management transactions incurred on behalf of the U.S. Borrower or any Guarantor (as defined below)) will be unconditionally guaranteed (the “Guarantees”) by each existing and each subsequently acquired or organized direct or indirect restricted domestic subsidiary of the U.S. Borrower and, to the extent that a guarantee by a foreign subsidiary would not, in the good faith judgment of the U.S. Borrower, have material adverse tax consequences to the Borrowers or their subsidiaries, each such foreign subsidiary of the U.S. Borrower (other than (a) unrestricted subsidiaries, (b) immaterial subsidiaries to be agreed upon, (c) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the U.S. Borrower to the extent such guarantee would, in the good faith judgment of the U.S. Borrower, result in material adverse tax consequences to the Borrowers or their subsidiaries, (d) captive insurance subsidiaries, if any, (e) non-profit subsidiaries, if any, (f) joint ventures not more than 50% owned by the Borrower or its subsidiaries and (g) existing joint ventures to the extent applicable law or the terms of such entities’ organizational or other governing documents prohibit such entities from becoming guarantors, in each case, to the extent permitted by applicable law and subject to exceptions and limitations to be mutually agreed upon (all of such restricted domestic subsidiaries being, collectively, the “Guarantors”).[1]

Unrestricted Subsidiaries:	The ABL Facility Documentation will contain customary provisions pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary so long as immediately after giving effect to such designation (which designation shall be treated as an investment), the Borrower shall be in compliance with the investments covenant, and there shall be no default or event of default under the ABL Facility. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other pro-

[1]	The foregoing describes guarantees and exclusions therefrom of the obligations of the U.S. Borrowers under the ABL Facility. Arrangements in respect of guarantees of the obligations of the European Borrowers under the ABL Facility are to be agreed upon.

visions of the ABL Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial ratios, if any, contained in the ABL Facility Documentation.

Security:	The ABL Facility and the Guarantees (including, without limitation, any exposure of a Lender in respect of cash management transactions incurred on behalf of the Borrower or any Guarantor) will be secured by the following: (a) a perfected first-priority security interest in all accounts receivable of the Borrower and the Guarantors arising from the sale of inventory (and other goods and services), inventory, cash, deposit accounts and, in each case, proceeds thereof, subject to the exceptions set forth herein and customary exceptions to be mutually agreed (the “Current Asset Collateral”); (b) a perfected second-priority pledge of the capital stock in subsidiaries (excluding (i) immaterial subsidiaries, (ii) captive insurance subsidiaries, (iii) joint ventures that are not more than 50% owned by the Borrower or any of its subsidiaries and (iv) existing joint ventures to the extent applicable law or the terms of such entities’ organizational or other governing documents prohibit such pledge), except that with respect to non-U.S. subsidiaries such pledge shall be limited to 65% of the capital stock of “first-tier” non-U.S. subsidiaries (or such greater percentage as could not, in the good faith judgment of the U.S. Borrower, reasonably be expected to have material adverse tax consequences to the Borrowers or their subsidiaries) (the collateral described in clause (b) collectively, the “Pledged Collateral”); and (c) perfected second-priority security interests in substantially all other personal property of the Borrower and the Guarantors, including, without limitation, accounts and investment property (except to the extent constituting Current Asset Collateral), contracts (other than those relating to the Current Asset Collateral), patents, copyrights, trademarks, owned real property, general intangibles, intercompany notes (unless owed to a foreign subsidiary) and except to the extent (i) it is mutually determined that the cost of obtaining security interests in any such item of collateral is excessive in relation to the benefit to the Lenders or (ii) a security interest is prohibited by the terms of the collateral from being granted (to the extent such prohibitions are enforceable under applicable law), and proceeds of the foregoing, but excluding the Current Asset Collateral and the Pledged Collateral (the “Other Personal Property Collateral” and, together with the Current Asset Collateral and the Pledged Collateral, the “ABL Facility Collateral”), in each case, subject to permitted liens and materiality, thresholds, and other exceptions and limitations to be mutually agreed.

Notwithstanding anything to the contrary, the ABL Facility Collateral shall exclude the following: (i) any fee owned real prop-

erty with a value of less than an amount to be agreed and all leasehold interests; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and certain commercial tort claims; (iii) pledges and security interests prohibited by law and permitted agreements (including permitted liens, leases and licenses) and/or prohibited by the terms of such entity’s organizational documents or related agreements existing on the Closing Date (in each case, to the extent such prohibitions are enforceable under applicable law); (iv) assets specifically requiring perfection through control agreements (e.g., deposit accounts, securities accounts, etc.) other than as required pursuant to the cash management requirements of the ABL Facility; (v) stock and assets of unrestricted subsidiaries; (vi) assets to the extent a security interest in such assets would, in the good faith judgment of the U.S. Borrower, result in material adverse tax consequences to the Borrowers or their subsidiaries; and (vii) those assets as to which it is mutually determined that the burden or cost of obtaining such a security interest or perfection thereof outweighs the benefit to the Lenders of the security to be afforded thereby. The foregoing described in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) are, collectively, the “Excluded Assets”. [2]

Intercreditor Matters:	The relative rights and priorities in the Term Loan Facility Collateral (as defined in Exhibit C to the Commitment Letter) and the ABL Facility Collateral among the Lenders and the Lenders under the Term Loan Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”) reasonably acceptable to the Lead Arrangers and the Borrower.

Cash Management/Cash Dominion:	Account control agreements on the Borrower’s and the Guarantors’ accounts (to be mutually agreed) shall be required, subject to exceptions for (i) payroll, trust, and tax accounts, and (ii) other accounts (other than lockbox accounts and other accounts into which customer or other third party payments in respect of collateral are made) having balances not in excess of $1 million individually or an amount to be agreed in the aggregate; provided, the Borrower shall have 90 days after the Closing Date to have such account control agreements executed (plus, in the event that any depositary refuses to execute such agreement, an additional 120 days to move such account to a depositary institution which shall execute such agreement). During a Cash Dominion Period (as defined below), amounts in controlled concentration accounts

[2]	The foregoing describes collateral and exclusions therefrom securing the obligations of the U.S. Borrowers. Arrangements in respect of collateral securing the obligations of the European Borrowers under the ABL Facility are to be agreed upon.

will be swept into a core concentration account maintained with the Administrative Agent, subject to customary and other exceptions and thresholds. “Cash Dominion Period” means (a) the period from the date which Excess Availability is less than $40 million for three consecutive business days to the date Excess Availability shall have been at least $50 million for ten consecutive business days or (b) upon the occurrence of any Event of Default, the period that such Event of Default shall be continuing (any such trigger described in the foregoing clauses (a) or (b), a “Trigger Event”). The Administrative Agent shall be obligated to release cash control upon the termination of any Cash Dominion Period.

Uncommitted Incremental ABL Facility:	Subject to the next sentence, provided that there is no default or event of default then existing or would arise therefrom, the Borrower, at its option (and without the consent of any Lender other than any Lender participating in such increase), may request from time to time that the ABL Facility be increased to an amount not to exceed $150 million in the aggregate and in a minimum amount of $25 million (and $5 million increments thereof) (any such increase, an “Incremental ABL Facility”). The terms of each Incremental ABL Facility shall be identical to the terms of the ABL Facility and each Incremental ABL Facility shall upon its effectiveness, be added to (and be made a part of) the ABL Facility. The Incremental ABL Facility shall not initially be effective but may be activated at any time or from time to time (without amendment to the credit documentation other than technical and similar amendments necessary to effectuate the increase, in each case without the consent of the Lenders) during the life of the ABL Facility; provided that (i) no default or event of default shall have occurred and be continuing or would result therefrom and (ii) all representations and warranties shall be true and correct in all material respects immediately prior to, and immediately after giving effect to, the incurrence of the Incremental ABL Facility.

Mandatory Prepayments:	If at any time the sum of the outstandings under ABL Facility (including the Letter of Credit outstandings and Swingline Loans thereunder) exceeds the lesser of (i) the Borrowing Base as in effect at such time and (ii) the aggregate commitments under the ABL Facility as in effect at such time, prepayments of ABL Loans and/or Swingline Loans (and/or the cash collateralization (at not more than 103% of face amount) of Letters of Credit) shall be required in an amount equal to such excess.

Voluntary Prepayments and Reductions in Commitments:	The Borrower may repay the ABL Loans at any time without premium or penalty (other than breakage costs, if applicable) on not less than two business days’ notice, in the case of Adjusted LIBOR (as defined in Annex I attached hereto) loans, or same day notice, in the case of ABR (as defined in Annex I attached hereto) loans, in minimum principal amounts to be mutually agreed.

Voluntary reductions of the unutilized portion of the ABL Facility commitments will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty, subject to notice requirements to be mutually agreed and reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR loans prior to the last day of the relevant interest period.

Representations and Warranties:	Limited to the following (which shall be subject to customary materiality qualifiers, exceptions and limitations to be mutually agreed upon): valid existence; compliance with law; requisite power; due authorization, execution and delivery; no conflict with organizational documents, agreements or applicable law; validity, binding effect and enforceability of the Facilities Documentation with respect to the ABL Facility (the “ABL Facility Documentation”); no government, regulatory or third party approvals required, other than approvals in effect; ownership of subsidiaries; accuracy of financial statements and other information; absence of Material Adverse Change (to be mutually defined, but in any event to include any material adverse change in the business, assets, operations, properties, prospects or financial condition of the Borrower and the Guarantors, taken as a whole); solvency; absence of material litigation; taxes; margin regulations; no default under material agreements or the ABL Facility Documentation; inapplicability of Investment Company Act; use of proceeds; accuracy of disclosure in all material respects; insurance; labor matters; ERISA; environmental matters; necessary rights to intellectual property; ownership of properties; validity, perfection and priority of security interests; if applicable, status of the ABL Facility as senior debt; and substantial consummation of the Plan and related agreements.

Conditions Precedent to Initial Borrowing:	Under the ABL Facility Documentation, the availability of the initial borrowing under the ABL Facility will be subject to the conditions precedent set forth in Exhibit E to the Commitment Letter and the terms of the Commitment Letter.

Conditions Precedent to Each Borrowing:	The making of each extension of credit under the ABL Facility, including the initial borrowing thereunder, shall be conditioned upon (a) the accuracy of representations and warranties in all material respects and (b) the absence of defaults or events of de-

fault at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Limited to the following (which shall be subject to customary materiality qualifiers, exceptions and limitations to be mutually agreed upon): delivery of annual and quarterly (and, if Excess Availability is less than $150 million or an event of default exists, monthly) consolidated financial statements, monthly (or weekly as provided herein) borrowing base certificates, annual projections, officers’ certificates and other customary information; third-party audit and appraisal rights with respect to Current Asset Collateral (subject to frequency and cost reimbursement limitations set forth herein); preservation of existence and material rights and privileges; compliance with laws (including, without limitation, the Patriot Act); lines of business; payment of taxes; payment and/or performance of obligations; maintenance of insurance; access to books and records and visitation rights; maintenance of books and records; maintenance of properties; use of proceeds; notices of defaults, material litigation, ERISA events and Material Adverse Changes; compliance with environmental laws; provision of additional collateral, guarantees and mortgages; interest rate contracts (to be entered into within 30 days of the Closing Date) for an amount not exceeding 50% of term debt and duration not exceeding two years; and further assurances.

Negative Covenants:	Limited to the following (which shall be subject to customary materiality qualifiers, exceptions and limitations to be mutually agreed upon):
1.	Limitations on asset dispositions, including, without limitation, the issuance and sale of capital stock of subsidiaries (with carve-outs for, among other things, (i) the sale of inventory in the ordinary course, (ii) the sale or issuance of the Borrower’s stock to employees (and, as required by law, Borrower’s or a Subsidiary’s issuance of equity to qualify officers and directors) under employee and other compensation plans, (iii) obsolete, no longer used or useful, surplus or worn-out assets, (iv) any individual transaction or series of related transactions pursuant to which the U.S. Borrower or any of its subsidiaries dispose of assets having an aggregate value not in excess of $500,000 (each a “Small Asset Sale”), (v) sales or other dispositions of assets described on Annex II hereto and subject to the limitations specified on Annex II hereto, (vi) dispositions of accounts receivable for cash, for fair market value and on a non-recourse basis by Borrower and its subsidiaries that are Guarantors pursuant to factoring arrangements so long as the book value of all such accounts receivable subject to a factoring arrangement at any one time do not exceed $15 million in the aggregate, (vii) dispositions of accounts receivable for cash, for fair market value and on a non-recourse basis by subsidiaries that are not Borrowers or Guarantors pursuant to factoring arrangements so long as the book value of all such accounts receivable subject to a factoring arrangement at any one time do not exceed $50 million in the aggregate, (viii) such other exceptions as shall be mutually agreed and (ix) the sale or disposition of assets not otherwise expressly permitted to be disposed of or sold, so long as the assets sold or disposed of do not exceed the Asset Sale Cap (as defined below).
“Asset Sale Cap” means, as of any date in any fiscal year, an amount equal to 5% of the consolidated net tangible assets of the Borrower as of the last day of the last fiscal year for which audited financial statements have been, or are required to have been, delivered under the Facilities Documentation.
2.	Limitations on mergers, liquidations, consolidations, dissolutions and other fundamental changes, provided, that if Solutia Inc. proposes one or more internal restructurings that would not adversely affect (i) the validity or enforceability of the Facilities Documentation, including the quality of any security interest, lien or guaranty, (ii) the ability of any Borrower or Guarantor to freely distribute cash among each other or (iii) the ability of the Borrowers or the Guarantors to perform their respective obligations under the Facilities Documentation and the terms of such restructuring are otherwise acceptable to the Administrative Agent, the Administrative Agent and the initial Lenders will pre-approve such internal restructuring on the Closing Date.

3.	Limitations on cash dividends, redemptions and repurchases with respect to capital stock (with exceptions for proceeds from sales of certain specific assets to be mutually agreed and provided that the Borrower may make certain restricted payments (to be mutually agreed) as long as no event of default then exists or would arise therefrom subject to the Borrower’s having pro forma Excess Availability of at least $75 million).

4.	Limitations on debt and guarantees with exceptions to include (i) the Term Loan Facility, (ii) existing debt of the Borrower and its subsidiaries reasonably satisfactory to the Lenders, including existing debt related to the Maryville property, (iii) to the extent permitted, hedging arrangements, (iv) local working capital lines of credit for foreign subsidiaries secured by assets of such foreign subsidiaries, not in excess of $50 million at any one time outstanding, (v) non-

recourse indebtedness of consolidated and non-consolidated joint ventures of the Borrower in an amount not to exceed an amount to be determined, (vi) guarantees of consolidated and non-consolidated joint ventures of the Borrower in an amount to be agreed, (vii) capital leases and purchase money debt not exceeding $50 million at any one time outstanding, (viii) cash pooling arrangements among the Borrower and its subsidiaries reasonably satisfactory to the Administrative Agent and subject to limitations to be mutually agreed, (ix) indebtedness in respect of factoring facilities of subsidiaries that are not Guarantors (with recourse to such subsidiaries and which may be secured by the accounts receivable subject to such factoring arrangement) in amounts to be agreed and (x) additional unsecured debt of subsidiaries that are not Guarantors subject to parameters and caps to be determined, and provided, further, that additional unsecured debt of the Borrower and subsidiary Guarantors shall be permitted to be incurred so long as (i) it does not have any scheduled amortization, sinking fund or similar payments, and does not have a stated maturity date prior to the date that is one year after the maturity date of the Term Loan Facility, (ii) no subsidiary of the Borrower guarantees such additional debt unless it is also a Guarantor under the ABL Facility and the Term Loan Facility; provided that if any foreign subsidiary incurs additional indebtedness pursuant to this section, any other foreign subsidiary may guaranty such indebtedness without providing a guaranty of the ABL Facility if providing a guaranty of the ABL Facility would, in the good faith judgment of the U.S. Borrower, result in material adverse tax consequences to the Borrowers or their subsidiaries and (iii) no default exists or would result therefrom and subject to pro forma compliance with a 2.00:1.00 ratio of EBITDA (to be defined) to net cash Interest Expense (to be defined)).

5.	Limitations on loans, investments and acquisitions (with a carve-out for (i) permitted acquisitions so long as (A) no default exists or would result therefrom, (B) Excess Availability after giving effect to such acquisition is at least $75 million, (C) the acquired company or assets are in the same or substantially similar, ancillary or related line of business as the Borrower and its subsidiaries and (D) the acquired company and its subsidiaries will become Guarantors and pledge their assets as Collateral to the Administrative Agent to the same extent as the existing Guarantors; provided, however, notwithstanding this clause (D) the Borrower and its subsidiaries may make permitted acquisitions of entities organized in a jurisdiction other than the United States which shall not be required to become Guarantors in an amount not exceeding $100 million at any one time outstanding, (ii) invest-

ments in joint ventures in an amount not exceeding $50 million at any one time outstanding, (iii) other investments in non-loan parties in an amount not exceeding an amount to be determined at any one time outstanding and (iv) other baskets to be agreed).

6.	Limitations on liens (other than permitted liens, including, without limitation, liens securing (i) the Term Loan Facility, (ii) local working capital lines of credit of foreign subsidiaries permitted under the “indebtedness” covenant referred to above, in amounts permitted under clause (iv) of Paragraph 4 above and subject to limitations to be agreed (covering only the assets of such foreign subsidiaries), (iii) non-recourse indebtedness of consolidated and non-consolidated joint ventures of the Borrower permitted under the “indebtedness” covenant referred to above in an amount not to exceed an amount to be determined (covering only the assets of such joint ventures) and (iv) liens in connection with the financing of insurance premiums).

7.	Limitations on transactions with affiliates on less than arms’ length terms.

8.	Limitations on cancellation of debt and prepayments, redemptions and repurchases of debt (other than the prepayment in connection with the sale/leaseback of Maryville property, permitted refinancing debt and other exceptions to be agreed).

9.	Limitations on restrictions on distributions from subsidiaries and granting of negative pledge clauses.

10.	Limitations on changes in business.

11.	Limitations on changes in accounting treatment and reporting practices or the fiscal year.

12.	Limitations on amendment of constituent documents and material debt agreements and other material agreements to be agreed, except for modifications that could not reasonably be expected to materially and adversely affect the interests of the Lenders.

13.	Limitations on sale/leasebacks in excess of $10 million (without mandatory prepayment under the Term Loan Facility); provided that, in addition to the foregoing the sale and leaseback of Solutia Inc.’s headquarters building shall be permitted (without mandatory prepayment under the Term Loan Facility).

14.	Limitations on speculative hedging transactions.

Financial Covenant:	None, unless Excess Availability shall be less than $40 million for three consecutive business days, in which case the Borrower must maintain a Fixed Charge Coverage Ratio (to be mutually defined) of at least 1.00 to 1.00, tested at the end of the most recently ended fiscal quarter for which financial statements are available or are required to have been delivered and at the end of each fiscal quarter thereafter until Excess Availability equals or exceeds $40 million for any 20 consecutive business days.

Events of Default:	Limited to the following (with customary grace periods, baskets and materiality to be mutually agreed upon): failure to pay principal when due, interest or unused commitment and letter of credit fees within five business days after the same becomes due, or any other amount within 20 days after the same becomes due; representations and warranties incorrect in any material respect when given; failure to comply with covenants where customary and appropriate, within 30 days after notice or knowledge of such failure; cross-default to payment defaults, or default or event of default if the effect is to accelerate or permit acceleration; failure to satisfy or stay execution of judgments in excess of specified amounts (to the extent not covered by insurance or third party indemnity); bankruptcy and insolvency (with 60 day grace period for involuntary proceedings); actual and asserted invalidity or impairment of any ABL Facility Documentation (including the failure of any lien to remain perfected (excluding impairment to liens or first priority status due to a failure of the Administrative Agent to have a first priority perfected lien in the collateral to the extent (i) such failure arises from the gross negligence or willful misconduct of the Administrative Agent after a request from the Borrower to take action with respect to the collateral or (ii) such failure results from the Administrative Agent’s loss of possessory collateral)); material ERISA events; and change of ownership or control (to be mutually agreed).

Voting:	Amendments and waivers of the ABL Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of loans and commitments under the ABL Facility (the “Required Lenders”), except that the consent of (a) each affected Lender shall be required with respect to (i) increases in commitments of such Lender (other than with respect to any Incremental ABL Facility), (ii) reductions of principal, interest or fees payable to such Lender, and (iii) extensions of final scheduled maturity or times for payment of interest or fees owing to such Lender (provided that waiver of a default, event of default or default interest shall not constitute a reduction of interest for this purpose), (b) all Lenders shall be required with respect to releases of all or substantially all of the Guaran-

tors or all or substantially all of the ABL Facility Collateral and (c) 66 2/3% of Lenders shall be required with respect to increases in any advance rate above the advance rates set on the Closing Date in the Borrowing Base (provided, however, to the extent advance rates have been decreased, if permitted, or reserves established by the Administrative Agent in its Permitted Discretion, the Administrative Agent may increase such advance rates back to their original rate or discontinue such reserves without the consent of any Lender). It is understood that amendments to financial definitions will only require the consent of Lenders holding no more than a majority of the aggregate amount of loans and commitments under the ABL Facility.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent to such Proposed Change of other Lenders whose consent is required is not obtained, but the consent of the Required Lenders is obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to customary restrictions on assignment), all its interests, rights and obligations under the ABL Facility Documentation to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the ABL Facility Documentation from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

Cost and Yield Protection:	Standard yield protection (including compliance with risk based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities but subject to customary Lender mitigation obligations and required notification period limitations), eurodollar illegality and similar provisions, waiver of jury trial and submission to jurisdiction provisions. Standard yank-a-bank provisions for defaulting Lenders.

Field Examinations:	Field examinations will be conducted on an ongoing basis at regular intervals at the discretion of the Administrative Agent at the cost of the Borrower to ensure the adequacy of Borrowing Base collateral and related reporting and control systems. Up to two field examinations per year will be at the Borrower’s cost;

provided that there shall be no limitation on the number or frequency of field examinations at the Borrower’s cost if a Trigger Event shall have occurred and be continuing.

Appraisals:	Inventory appraisals will be conducted on an annual basis at the discretion of the Administrative Agent at the cost of the Borrower; provided that there shall be no limitation on the number or frequency of inventory appraisals at the Borrower’s cost if a Trigger Event shall have occurred and be continuing.

Assignments and Participations:	The Lenders will have the right to assign loans and commitments to their affiliates, other Lenders (and affiliates of such other Lenders) and to any Federal Reserve Bank without restriction, and to other financial institutions with the consent, not to be unreasonably withheld, of the Administrative Agent and the Borrower (except that no such consent of the Borrower need be obtained in connection with the primary syndication (subject to the terms of the Commitment Letter) or if any Event of Default then exists) and no assignments may be made to Excluded Parties. Minimum aggregate assignment level (which shall not be applicable to assignments to affiliates of the assigning Lenders and other Lenders and their affiliates) of $5 million and increments of $1 million in excess thereof shall apply. The parties to the assignment (other than the Borrower) shall pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Expenses and Indemnification:	The Borrower shall pay all of the Administrative Agent’s and each Lead Arranger’s reasonable and documented out of pocket expenses incurred by the Administrative Agent or such Lead Arranger (including the reasonable fees and out-of-pocket expenses of one primary counsel designated by the Administrative Agent (and appropriate local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction) for the Lead Arrangers and the Administrative Agent), as well as all reasonable documented out-of-pocket expenses of the Administrative Agent in connection with the administration of the loan documentation after the Closing Date. The Borrower shall also pay the reasonable and documented out-of-pocket expenses of the Administrative Agent, each Lead Arranger and the Lenders in connection with the enforcement of any of the loan documentation; provided, however, that reimbursement of legal fees and legal expenses shall be limited to the reasonable fees and out-of-pocket expenses of one counsel for the group (which shall be designated by the Administrative Agent) in the absence of conflicts and appropriate local counsel.

The Borrower and Guarantors will indemnify and hold harmless the Administrative Agent, each Lead Arranger, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Person”) from claims and losses relating to the Senior Secured Facilities, and from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or resulting from this financing, the extension or syndication of the Senior Secured Facilities contemplated by this term sheet, or in any way arise from any use or intended use of the Commitment Letter or the proceeds of the Senior Secured Facilities contemplated by this term sheet, and the Borrower shall agree to reimburse each Indemnified Person promptly upon written demand (together with customary backup documentation supporting such reimbursement request) for any reasonable legal or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that the Borrower shall not have to (a) indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, (b) indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent such actual loss, claim, damage, expense or liability arises from any action solely among Indemnified Persons other than any such actions that arise from an act or an omission of the Borrower (provided that notwithstanding the foregoing provisions of this clause (b), the Administrative Agent, acting in such capacity, shall be indemnified (subject to the limitations set forth in clause (a) above)) or (c) reimburse the reasonable legal fees and reasonable documented out-of-pocket expenses of more than one outside counsel for all Indemnified Persons with respect to any matter for which indemnification is sought unless representation of all such Indemnified Persons would create a conflict of interest plus appropriate local counsel. No party hereto shall be responsible or liable to any other party hereto or any other person for consequential or punitive damages.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Lead Arrangers:	Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX B-I

Interest Rates:	The interest rates under the ABL Facility will be as follows:

Adjusted LIBOR plus 1.75% or ABR plus 0.75%.

On and after the first day of the first month following the date of delivery of financial statements for the fiscal quarter ending at least three months after the Closing Date (the “Trigger Date”), the applicable interest rate margins for the ABL Facility shall be determined in accordance with the grid set forth below based on the Average Monthly Excess Availability (to be defined) for the preceding month:

		Adjusted
Pricing		LIBOR	ABR
Level	Average Monthly Excess Availability (to be defined)	Margin	Margin
1	Less than $125 million	2.00%	1.00%
2	Greater than or equal to $125 million and less than $275 million	1.75%	0.75%
3	Greater than or equal to $275 million	1.50%	0.50%

Interest on Swingline Loans shall bear interest as provided for ABR Loans.
As used herein:
“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements.
“ABR” means the highest of (i) Citibank, N.A.’s base rate; (ii) the three-month certificate of deposit rate plus 1/2 of 1%, and (iii) the Federal Funds Effective Rate plus 1/2 of 1%.
Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 months and, if available to all relevant Lenders, 9 or 12 months or 1 or 2 weeks, as selected by the Borrower.
Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed); provided that interest on ABR loans (except where ABR is determined pursuant to clause (iii) of the defini-

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tion thereof) will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year) calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (or at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

Default Rate:	Upon any bankruptcy or payment default, the interest rate will be, with respect to principal, the applicable interest rate for the respective borrowing, plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to ABR loans, plus 2.00% per annum. Interest on such amounts will be payable upon written demand.

Letter of Credit Fees:	A per annum fee equal to the applicable spread over Adjusted LIBOR in effect from time to time will accrue on the aggregate face amount of outstanding Letters of Credit under the ABL Facility, payable in arrears at the end of each quarter after the Closing Date and upon termination of the ABL Facility. Such fees shall be distributed to the Lenders pro rata in accordance with their commitments under the ABL Facility. In addition, the Borrower shall pay to each Issuing Lender, for its own account, (a) a fronting fee of 0.125% on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter after the Closing Date and upon termination of the ABL Facility, and (b) the Issuing Lender’s customary and reasonable issuance and administration fees.

Commitment Fees:	From and after the Closing Date, a non-refundable unused commitment fee at the Unused Commitment Fee Rate will accrue as a percentage of the daily average unused portion of the ABL Facility (whether or not then available), payable quarterly in arrears and on the ABL Termination Date. The “Unused Commitment Fee Rate” means (i) until the Trigger Date, 0.30% per annum, and (ii) on and after the Trigger Date: (A) 0.30% per annum if utilization is greater than 50%, and (B) 0.375% per annum if utilization is less than or equal to 50%.

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CONFIDENTIAL October 25, 2007	EXHIBIT C
$1,200 million Senior Secured Term Loan Facility
Summary of Terms and Conditions
          Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter (as defined below) and the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

U.S. Borrower:	Solutia Inc., a Delaware corporation (the “U.S. Borrower”).

European Borrower:	With the consent of the Lead Arrangers, one or more European subsidiaries of the U.S. Borrower reasonably acceptable to the Administrative Agent (the “European Borrower” and collectively with the U.S. Borrower, the “Borrowers”). The Term Loan Facility Documentation will contain affiliate lender wording to permit the Lenders to use one or more affiliates to make loans to the European Borrower.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Joint Lead Arrangers and Joint Bookrunners:	Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. (in such capacity, individually a “Lead Arranger” and collectively, the “Lead Arrangers”).

Administrative and Collateral Agent:	An affiliate of the Cititgroup Global Markets Inc. (in such capacity, the “Administrative Agent”).

Syndication Agent:	An affiliate of Goldman Sachs Credit Partners L.P.

Documentation Agent:	An affiliate of Deutsche Bank Securities Inc.

Lenders:	A syndicate of financial institutions (the “Lenders”) arranged by the Lead Arrangers in consultation with, and reasonably acceptable to, the Borrower.

Term Loan Facility:	A term loan facility in an aggregate principal amount of $1,200 million (the “Term Loan Facility”) will be made available to the Borrower. It is understood that, with the consent of the Lead Arrangers, $600 million of the aggregate principal amount of the Term Loan Facility shall either (i) be made directly available to the European Borrower in Euros and/or (ii) be made available to the direct and indirect European subsidiaries of the U.S. Borrower via intercompany loans from the U.S. Borrower and the U.S. Guarantors, in either case pursuant to an arrangement and terms (including, but not limited to, guarantees, collateral and collateral sharing arrangements) to be agreed upon.

Purpose:	The proceeds of loans under the Term Loan Facility (the “Term Loans”) will be used to finance a portion of the aggregate amount required to consummate the Transactions, including the payment of Transaction Costs.

Availability:	A single drawing may be made on the Closing Date of up to the full amount of the Term Loan Facility.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity:	7 years after the Closing Date.

Amortization:	The Term Loan Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of its original principal amount, with the balance payable on the final maturity date.

Uncommitted Incremental Term Facility:	The definitive credit documentation shall provide for an incremental term facility (the “Incremental Term Facility”) in an aggregate principal amount of $150 million (or equivalent in Euros if Euro loans) under the Term Loan Facility; provided that the average life to maturity of any Incremental Term Facility will be no shorter than the remaining average life to maturity of the Term Loan Facility. The Incremental Term Facility will rank pari passu in right of payment and security with the Term Loan Facility and will mature at the final maturity of the Term Loan Facility.

The Incremental Term Facility shall not initially be effective but may be activated at any time and from time to time (without amendment to the credit documentation) during the life of the Term Loan Facility at the request of the U.S. Borrower with consent required only from those Lenders (including new Lenders that are reasonably acceptable to the Administrative Agent and the U.S. Borrower) that agree, in their sole discretion, to participate in such Incremental Term Facility and provided that no default or event of default shall have occurred and be continuing or would result therefrom and all representations and warranties shall be true and correct in all material respects immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Facility.

The interest rate margins applicable to the Incremental Term Facility will be determined by the U.S. Borrower and the Lenders providing the Incremental Term Facility at the time it is made available; provided that such interest rate margins shall not be higher than the applicable margins for the Term Loans by more than 0.50% without such applicable margins being adjusted to be within 0.50% of such margins.

Guarantees:	All obligations of the Borrower under the Term Loan Facility and any interest rate protection or other hedging arrangements entered into with a Lender, the Administrative Agent, a Lead Arranger or any affiliate of any of the foregoing specifically designated as “Pari Passu Secured Hedging Arrangements” (collectively, the “Pari Passu Secured Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by each Guarantor under the ABL Facility (collectively, the “Guarantors”). [4]

Security:	The Term Loan Facility, the Guarantees and the Pari Passu Secured Hedging Arrangements will be secured by the following: (a) a perfected second-priority security interest in the Current Asset Collateral; (b) a perfected first-priority pledge of the Pledged Collateral; and (c) a perfected first-priority security interests in the Other Personal Property Collateral (the foregoing, collectively, the “Term Loan Facility Collateral”), in each case, subject to permitted liens and other customary exceptions and limitations. “Current Asset Collateral”, “Pledged Collateral”, and “Other Personal Property Collateral” are each used herein as they are defined in Exhibit B to the Commitment Letter. The Term Loan Facility Collateral shall exclude any Excluded Assets (as defined in Exhibit B).[5]

Intercreditor Matters:	The relative rights and priorities in the Term Loan Facility Collateral and the ABL Facility Collateral among the Lenders and the Lenders under the ABL Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”) reasonably acceptable to the Lead Arrangers and the Borrower.

Mandatory Prepayments:	The Term Loans shall be prepaid with (a) 100% of the net cash proceeds from issuances of debt by the Borrower or any of its subsidiaries (with exceptions for permitted indebtedness), (b) for each fiscal year of the Borrower (beginning with the fiscal year of the Borrower ending December 31, 2008), 50% (subject to a step-down to 25% if the Total Net Leverage Ratio (defined below) is less than 3.00:1.00), of the Borrower’s annual excess cash flow (to be defined); provided, however, such definition shall provide for a deduction from excess cash flow, without duplication, of internally generated funds used (or to be used in a manner to be agreed) to finance permitted acquisitions and other

[4]	The foregoing describes guarantees and exclusions therefrom of the obligations of the U.S. Borrower under the Term Loan Facility. Arrangements in respect of guarantees of the obligations of the European Borrowers under the Term Loan Facility are to be agreed upon.

[5]	The foregoing describes collateral and exclusions therefrom securing the obligations of the U.S. Borrower. Arrangements in respect of collateral securing the obligations of the European Borrowers under the Term Loan Facility are to be agreed upon.

investments for which a binding agreement (or binding commitment to be agreed) then exists, for voluntary prepayments of indebtedness not a part of the obligations to the extent permitted under the Facilities Documentation, and for restricted payments) and to include a dollar-for-dollar credit for voluntary prepayments of the Term Loan Facility and voluntary prepayments of the ABL Facility so long as commitments in respect of the ABL Facility are permanently reduced thereby and provided, that excess cash flow of any company acquired in a Permitted Acquisition shall only include the period from the closing date of such acquisition through the end of the fiscal year) and (c) subject to the reinvestment rights described below, 100% of the net cash proceeds of any sale or other disposition of assets (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries (excluding sales of inventory and other assets in the ordinary course of business, Small Asset Sales (as defined in the ABL Facility Term Sheet) and other exceptions to be mutually agreed) and subject to the right to reinvest 100% of such proceeds if such proceeds are reinvested or committed to be reinvested within 365 days of such sale or disposition (and, if committed to be reinvested, are actually reinvested with 180 days of the end of such 365-day period). Notwithstanding the foregoing, no prepayment or reinvestment shall be required with net cash proceeds of any transaction or series of related transactions with respect to which the net cash proceeds are not in excess of $5 million for such transaction or series of related transactions to the extent that the proceeds of all asset sales and other dispositions (other than sales of inventory in the ordinary course of business, Small Asset Sales and other exceptions to be mutually agreed) in any fiscal year are not in excess of $25 million in such fiscal year. No extraordinary receipts prepayments shall be required. The above-described mandatory prepayments shall be applied first, to the scheduled installments of principal due within 24 months of the prepayment in chronological order and second, pro rata to the remaining amortization payments under the Term Loan Facility.

“Total Net Leverage Ratio” shall mean the ratio of (i) the sum of (x) funded indebtedness (to be mutually defined) of the Borrower and its restricted subsidiaries, less (y) all unrestricted cash and cash equivalents over (ii) Consolidated EBITDA (to be defined).

Voluntary Prepayments:	Voluntary prepayments of borrowings under the Term Loan Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon, without premium or penalty, subject to notice requirements to be mutually agreed and reimbursement of the Lenders’ breakage costs in the case of a prepayment of Adjusted LIBOR loans prior to the last day of the relevant interest period. Voluntary prepayments of the Term Loans shall be applied as directed by the Borrower.

Representations and Warranties:	As specified under the caption “Representations and Warranties” in the ABL Facility Term Sheet, with appropriate modifications for the Term Loan Facility.

Conditions Precedent to Borrowing:	Under the Facilities Documentation with respect to the Term Loan Facility (the “Term Loan Facility Documentation”), the availability of the Term Loan Facility will be subject to the conditions precedent set forth in Exhibit E to the Commitment Letter and the terms of the Commitment Letter.

Affirmative Covenants:	As specified under the caption “Affirmative Covenants” in the ABL Facility Term Sheet, with appropriate modifications for the Term Loan Facility.

Negative Covenants:	As specified under the caption “Negative Covenants” in the ABL Facility Term Sheet, mutatis mutandis, but no more restrictive than the corresponding provisions the ABL Facility (except that there shall be no carve-outs or exceptions based on Excess Availability levels and, in lieu thereof, the corresponding provisions of the Term Loan Facility will include limitations and restrictions customary for term loan facilities (which shall include, in the case of permitted acquisitions, requirements that (i) no default exists or would result therefrom, (ii) after giving effect to such permitted acquisition, the Borrower will be in pro forma compliance with the then applicable Minimum Fixed Charge Coverage Ratio, (iii) after giving effect to such permitted acquisition, the Borrower will be in pro forma compliance with a Maximum Total Leverage Ratio that is 50 basis points tighter than the then applicable covenant level, (iv) the acquired company or assets are in the same or substantially similar, ancillary or related line of business as the Borrower and its subsidiaries and (v) the acquired company and its subsidiaries will become Guarantors and pledge their assets as Collateral to the Administrative Agent to the same extent as the existing Guarantors with exceptions as set forth in the ABL Facility Term Sheet), subject to exceptions and baskets to be mutually agreed).

Financial Covenants:	Minimum Fixed Charge Coverage Ratio, Maximum Total Leverage Ratio and Maximum Capital Expenditures (definitions and levels to be mutually agreed but in any event each of which shall have a 25% cushion to a baseline financial model to be mutually agreed upon; provided, further, however (a) in no event shall the Minimum Fixed Charge Coverage Ratio levels be less than 1.05 to 1.0 and (b) Maximum Capital Expenditures shall provide for a rollover of unused amounts to the immediately succeeding fiscal year and rollbacks of budgeted amounts in an amount to be mutually agreed upon and provide for an automatic increase in Maximum Capital Expenditures level as a result of any Permitted Acquisition in a method and amount to be mutually agreed).

Events of Default:	As specified under the caption “Events of Default” in the ABL Facility Term Sheet, mutatis mutandis.

Voting:	Amendments and waivers of the Term Loan Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of loans and commitments under the Term Loan Facility (the “Required Lenders”), except that the consent of (a) each affected Lender shall be required with respect to (i) increases in commitments of such Lender, (ii) reductions of principal, interest or fees payable to such Lender (provided that waiver of a default, event of default or default interest shall not constitute a reduction of interest for this purpose) and (iii) extensions of final scheduled maturity or any scheduled date of amortization or times for payment of interest or fees owing to such Lender, and (b) subject to the Intercreditor Agreement, all Lenders shall be required with respect to releases of all or substantially all of the Guarantors or all or substantially all of the Term Loan Facility Collateral.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent to such Proposed Change of other Lenders whose consent is required is not obtained but the consent of the Required Lenders is obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to customary restrictions on assignment), all its interests, rights and obligations under the Term Loan Facility Documentation to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its loans, accrued interest thereon, accrued fees and all other amounts then due and owing to it under the Term Loan Facility Documentation from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

Cost and Yield Protection:	Same as set forth in the ABL Facility Term Sheet.

Assignments and Participations:	The Lenders will have the right to assign loans and commitments to their affiliates, other Lenders (and affiliates of such other Lenders) and to any Federal Reserve Bank without restriction, and to other financial institutions with the consent, not to be unreasonably withheld, of the Administrative Agent and the Borrower (except that no such consent of the Borrower need be obtained in connection with the primary syndication (subject to the terms of the Commitment Letter) or if any Event of Default then exists) and no assignments may be made to Excluded Parties. Minimum aggregate assignment level (which shall not be applicable to assignments to affiliates of the assigning Lenders and other Lenders and their affiliates) of $1 million and increments of $1 million in excess thereof shall apply. The parties to the assignment (other than the Borrower) shall pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Expenses and Indemnification:	Same as set forth in the ABL Facility Term Sheet.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Lead Arrangers:	Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX C-I

Interest Rates and Issue Price:	The interest rates and issue price under the Term Loan Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus the Applicable Margin set forth below or ABR plus the Applicable Margin set forth below.

Corporate Family Credit	Applicable Margin for	Applicable Margin for
Rating For U.S. Borrower	LIBOR Loans	ABR Loans	Issue Price
B1 (stable) or better from Moody’s Investors Service, Inc. and B+ (stable) or better from Standard & Poor’s Ratings Group	3.50%	2.50%	99%

Otherwise	4.25%	3.25%	99%

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements.

“ABR” means the highest of (i) Citibank, N.A.’s base rate; (ii) the three-month certificate of deposit rate plus 1/2 of 1%, and (iii) the Federal Funds Effective Rate plus 1/2 of 1%.

Adjusted LIBOR borrowings may be made for interest periods of 1, 2, 3 or 6 months and, if available to all relevant Lenders, 1 or 2 weeks or 9 or 12 months, as selected by the Borrower.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed); provided that interest on ABR loans (except where ABR is determined pursuant to clause (iii) of the definition thereof) will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year) calculated on the basis of the actual number of days elapsed. Interest will be payable on Adjusted LIBOR loans on the last day of the applicable interest period (or at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on ABR loans quarterly and upon prepayment.

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Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Term Loan Facility, such overdue amount shall bear interest at 2% above the rate otherwise applicable thereto (and new Adjusted LIBOR Loans with interest periods in excess of one month may be suspended). Interest on such amounts will be payable upon written demand.

C-I-2

CONFIDENTIAL October 25, 2007	EXHIBIT D
$400 million Senior Bridge Facility
Summary of Terms and Conditions
          Capitalized terms used but not defined in this Exhibit D have the meanings assigned to such terms in the Commitment Letter (as defined below) and the other Exhibits to the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

Borrower:	Solutia Inc., a Delaware corporation (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Joint Lead Arrangers and Joint Bookrunners:	Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P. and Deutsche Bank Securities Inc. (in such capacity, individually a “Lead Arranger” and collectively, the “Lead Arrangers”).

Administrative Agent:	An affiliate of Citigroup Global Markets Inc. (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of financial institutions (the “Lenders”) arranged by the Lead Arrangers in consultation with the Borrower.

Initial Loans:	The Lenders will make senior unsecured loans (the “Initial Loans”) to the Borrower on the Closing Date in an aggregate principal amount of $400 million minus the aggregate amount of the Senior Notes issued.

Availability:	The Lenders will make the Initial Loans on the Closing Date contemporaneously with (a) the consummation of the Transactions and (b) the initial funding under the Senior Secured Facilities.

Purpose:	The proceeds of the Initial Loans will be used to (a) finance a portion of the Transactions and (b) pay Transaction Costs.

Initial Maturity Date and Exchange of the Initial Loans:	The Initial Loans will mature on the first anniversary (the “Initial Maturity Date”) of the Closing Date, provided, however, that, subject to the “Conditions to Extension” below, the maturity of the Initial Loans will be automatically extended on the Initial Maturity Date until the eighth anniversary of the Closing Date (the “Extended Maturity Date” and, such extended maturity loans, the “Extended Term Loans”). At any time on or after the Initial Maturity Date at the option of the applicable holder, Extended Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Exchange Securities”); provided that Borrower shall not be obligated to issue Exchange Securities until it has received requests therefor in respect of Ex-

tended Term Loans having an aggregate principal amount of at least $50 million. The Extended Term Loans will be governed by the provisions of the Facilities Documentation with respect to the Senior Bridge Facility (the “Senior Bridge Facility Documentation”) and will have the same material terms as the Initial Loans except as set forth in this exhibit. When issued, the Exchange Securities will be governed by an indenture, compliant with the Trust Indenture Act, to be entered into between the Borrower and a trustee that is acceptable to the Borrower and the Lead Arrangers, which indenture shall have the terms described in this exhibit.

Conditions to Extension:	Extension of the maturity of the Initial Loans is subject to (i) none of the Borrower or any significant subsidiary thereof being subject to a bankruptcy or other insolvency proceeding and (ii) the absence of a payment default with respect to the Initial Loans.

Availability of Exchange Securities:	The Exchange Securities will be available only in exchange for the Extended Term Loans. The principal amount of any Exchange Security will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged.

Guarantees:	The obligations of the Borrower in respect of the Initial Loans, Extended Term Loans and the Exchange Securities will be unconditionally and irrevocably guaranteed (the “Guarantees”) by all of the Borrower’s subsidiaries that guarantee the obligations of the U.S. Borrower under the Senior Secured Facilities. In the event that a subsidiary is released from under the Senior Secured Facilities, the comparable guarantee under the Extended Term Loans, Initial Loans or Exchange Securities, as applicable, will automatically be released.

Unrestricted Subsidiaries:	The Senior Bridge Facility Documentation will contain customary provisions pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary so long as immediately after giving effect to such designation (which designation shall be treated as an investment), the Borrower shall be in compliance with the investments covenant, and there shall be no default or event of default under the Senior Bridge Facility. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Senior Bridge Facility Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating any financial ratios, if any, contained in the Senior Bridge Facility Documentation.

Collateral:	None.

Interest Rates:	As set forth on Annex I hereto.

Final Maturity Date:	The Final Maturity Date of the Exchange Securities and the Extended Term Loans will be the eighth anniversary of the Closing Date.

Ranking:	The Initial Loans, the Extended Term Loans and the Exchange Securities shall be pari passu for all purposes.

The Initial Loans, the Extended Term Loans and the Exchange Securities shall be pari passu with the Senior Secured Facilities and any other existing and future unsecured senior indebtedness.

Mandatory Redemption:	The Borrower will be required to prepay Initial Loans on a pro rata basis from the net cash proceeds (after deduction of, among other things, mandatory prepayments and permitted reinvestments under the Term Loan Facility) from the incurrence of any debt (other than borrowings under the ABL Facility and permitted incurrences pursuant to the Senior Secured Facilities and shall be no more restrictive than the corresponding provisions the Term Loan Facility, mutatis mutandis) by the Borrower or any of its restricted subsidiaries or the issuance of any equity (other than the rights offering contemplated by the Plan and expected to occur on or around the Closing Date, equity issuances that are required by law to qualify directors and officers, other ordinary course issuances to be mutually agreed upon, and issuances of equity from a subsidiary of the Borrower to another subsidiary of the Borrower (to the extent both such subsidiaries are Guarantors) or to the Borrower by the Borrower or any of its subsidiaries) or from all non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in each case subject to (i) exceptions, minimum amounts and baskets to be agreed, including any exceptions, minimum amounts and baskets in the Term Loan Facility and (ii) the prior claims of or any other requirements in the Term Loan Facility. Following the Initial Maturity Date, the mandatory redemption requirements applicable to the Initial Loans will be automatically modified so as to be consistent with the mandatory redemption requirements applicable to the Exchange Securities.

The Borrower will be required to prepay all Initial Loans and Extended Term Loans and offer to repurchase all the Exchange Securities, at 100% (or 101% in the case of Fixed Rate Exchange Securities) of principal amount plus accrued and unpaid interest, upon the occurrence of a change of control or ownership.

Optional Prepayment:	The Initial Loans and Extended Term Loans may be prepaid and the Exchange Securities for which the interest rate has not been fixed as set forth below may be redeemed, in whole or in part, at the option of Borrower, at any time upon prior notice to be agreed, at par plus accrued and unpaid interest, subject in the case of Initial Loans and Extended Term Loans to reimbursement of the Lenders’ breakage costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period. Fixed Rate Exchange Securities will be noncallable until the fourth anniversary of the Closing Date. Thereafter, each such Fixed Rate Exchange Security will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Fixed Rate Exchange Security, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is one year prior to the maturity of the Fixed Rate Exchange Security.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of the Fixed Rate Exchange Securities with proceeds of a qualified equity offering (to be defined) at a price equal to par plus the coupon on such Exchange Securities plus accrued and unpaid interest thereon.

Fixed Rate Exchange Securities:	Each Lender (other than a party to the Commitment Letter, in which case only in connection with a sale to a third party) shall have the right to fix the interest rate on its Exchange Security (each such Exchange Security being a “Fixed Rate Exchange Security”) at a rate not higher than the then applicable rate of interest.

Representations and Warranties:	Substantially the same as those in the documentation of the Senior Secured Facilities, with such changes as are necessary or appropriate for the Senior Bridge Facility, but, in any event, shall be less restrictive to the Borrower than those in the documentation of the Senior Secured Facilities.

Conditions Precedent:	The availability of the Senior Bridge Facility will be subject to the conditions precedent set forth in Exhibit E to the Commitment Letter and the terms of the Commitment Letter.

Covenants:	The Senior Bridge Facility Documentation will contain such affirmative and negative covenants (but not financial maintenance covenants or availability covenants or triggers) as are usual and customary for bridge loan financings of this type, it being understood and agreed that the covenants of the Initial Loans (and the Extended Term Loans and the Exchange Securities) will be incurrence-based covenants, which will be no more restrictive than those applicable to the Senior Secured Facilities. Prior to the Initial Maturity Date, the covenants of the Initial Loans will be more restrictive than those of the Extended Term Loans and the Exchange Securities (but in any event no more restrictive than those set forth in the Term Loan Facility Documentation), as reasonably agreed by the Lead Arrangers and the Borrower. Following the Initial Maturity Date, the covenants of the Initial Loans will automatically be modified so as to be consistent with the covenants of the Exchange Securities.

Events of Default:	Similar to those in an indenture governing a high-yield senior note issue but not including a cross-default, but including a cross-acceleration to material indebtedness. Following the Initial Maturity Date, all outstanding Extended Term Loans will be automatically modified to bear events of default substantially similar to the events of default of the Exchange Securities.

Registration Rights with Respect to Exchange Securities:	The Borrower will use its commercially reasonable efforts to file within 90 days after the first issuance of Exchange Securities (the date of such first issuance, the “Issue Date”) and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Securities (a “Shelf Registration Statement”). The Borrower shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the date (the “Effectiveness Date”) that is 270 days from the Issue Date. If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Securities (but in no event longer than two years from the first issuance of Exchange Securities).

If the Borrower fails to cause the Shelf Registration Statement to be declared effective in accordance with the time periods specified in the preceding paragraph, then the Borrower will pay liquidated damages of $0.192 per week per $1,000 principal amount of Exchange Securities outstanding to holders of such Exchange Securities who are unable freely to transfer Exchange Securities from and including the 181st day after the Initial Maturity Date to but excluding the effective date of such Shelf Registration Statement (such damages to be payable in the form of additional Exchange Securities, if the then interest rate thereon exceeds the cash interest rate cap). The Borrower will also pay such liquidated damages for any period of time (subject to customary blackout periods) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder. In addition, unless and until the Shelf Registration Statement has become effective, the holders of the Exchange Securities will have the right to “piggyback” the Exchange Securities in the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Borrower (other than on a Form S-4 or similar form) unless all of the Exchange Securities and Initial Loans will be redeemed or repaid from the proceeds of such securities.

Voting:	Amendments and waivers of the documentation for the Initial Loans and Extended Term Loans, as applicable, and the other definitive credit documentation related thereto will require the approval of Lenders holding at least a majority of the outstanding Initial Loans, Extended Term Loans and Exchange Securities, as applicable, except that the consent of each affected Lender and/or holder of an Exchange Security will be required for, among other things (i) to reductions of principal and interest rates and fees (other than waiver of default interest), (ii) extensions of the Initial Maturity Date (other than as provided herein) or Final Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Securities or any amendment of the rate of such exchange or (iv) any amendment to the Exchange Securities that requires (or would, if any Exchange Securities were outstanding, require) the approval of all holders of Exchange Securities.

Assignment and Participation:	The Lenders will have the right to assign loans and commitments to their affiliates and to other Lenders (and affiliates of such other Lenders) and to any Federal Reserve Bank without restriction, and to other financial institutions with the consent, not to be unreasonably withheld, of the Administrative Agent; provided that prior to the Initial Maturity Date, the consent of the Borrower shall be required with respect to any assignment if, subsequent thereto, the Commitment Parties would hold, in the aggregate, less than 50.1% of the outstanding Initial Loans. Minimum aggregate assignment level (except to affiliates of the assigning Lender and other Lenders and their affiliates) of $5 million and increments of $1 million in excess thereof shall apply. The parties to the assignment (other than the Borrower) shall pay to the Administrative Agent an administrative fee of $3,500.

Each Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Right to Transfer Exchange Securities:	The holders of the Exchange Securities shall have the absolute and unconditional right to transfer such Exchange Securities in compliance with applicable law to any third parties.

Yield Protection, Taxes and Other Deductions:	The Senior Bridge Facility Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements and look back limitations and mitigation obligations.

All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office).

Expenses and Indemnification:	Customary provisions regarding expense reimbursement and indemnification by the Borrower and the Guarantors substantially identical to those under the Senior Secured Facilities.

Governing Law and Forum:	New York.

Counsel for Administrative Agent and Lead Arrangers:	Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX I to
EXHIBIT D
Senior Bridge Facility
Interest Rates and Fees

Initial Loans:	Before the Initial Maturity Date, the Initial Loans will accrue interest at a rate per annum equal to three month reserve adjusted LIBOR plus a spread (the “LIBOR Spread,” as defined below). The “LIBOR Spread” will initially be 650 basis points. The LIBOR Spread will increase by 50 basis points at the end of each three-month period following the Closing Date until, but excluding, the Initial Maturity Date.

[redacted]

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

LIBOR will at all times include statutory reserves. Interest will be payable in arrears at the end of each LIBOR period and on the Initial Maturity Date.

Extended Term Loans and Exchange Securities:	The Extended Term Loans and Exchange Securities will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate in effect at any time with respect to any Extended Term Loan or Exchange Security shall not exceed the Cap. In no event shall the interest rate on the Extended Term Loans or Exchange Securities exceed the highest rate permitted under applicable law.

“Exchange Spread” means 0 basis points during the three-month period commencing on the Initial Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three-month period.

“Initial Rate” shall equal the interest rate borne by the Initial Loans on the day immediately preceding the Initial Maturity Date plus 50 basis points.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Senior Bridge Facility, such overdue amount shall bear interest at the applicable interest rate plus 2% per annum. Interest on such amounts will be payable upon written demand.

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CONFIDENTIAL October 25, 2007	EXHIBIT E
$400 million Senior Secured Asset-Based Revolving Loan Facility
$1,200 million Senior Secured Term Loan Facility
$400 million Senior Bridge Facility
Summary of Additional Conditions Precedent
          Capitalized terms used in this Exhibit E shall have the meanings set forth in the Commitment Letter and the other Exhibits attached to the Commitment Letter to which this Exhibit E is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit E shall be determined by reference to the context in which it is used.
          Under the definitive credit documentation for the Facilities, the initial borrowings under the Facilities shall be subject to the following conditions precedent:
          (a) The substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan (including the Refinancing) that is confirmed pursuant to an order (the “Confirmation Order”) entered by the Bankruptcy Court in a form reasonably acceptable to the Lead Arrangers and the Borrower; the Confirmation Order shall be a final non-appealable order not subject to any stay or appeal of any kind and not less than five business days shall have elapsed since the date that the Confirmation Order became final and non-appealable.
          (b) After giving effect to the Transactions, the Borrower and its subsidiaries shall have no outstanding indebtedness other than (i) the loans and other extensions of credit under the Senior Secured Facilities, (ii) the Senior Notes and/or loans under the Senior Bridge Facility and (iii) indebtedness permitted to remain outstanding under the Plan and any related disclosure statement.
          (c) The Lead Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the three most recent completed fiscal years completed at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, cash flows of the Borrower for each subsequent fiscal quarter ended at least 45 days before the Closing Date, in each case, prepared in accordance with United Stated generally accepted accounting principles (“U.S. GAAP”).
          (d) The Lead Arrangers shall have received a pro forma consolidated balance sheet of the Borrower as of the Closing Date, after giving effect to the Transactions, together with a certificate of the chief financial officer of the Borrower to the effect that such statements accurately present the pro forma financial position of the Borrower and its subsidiaries in accordance with U.S. GAAP and prepared in accordance with Regulation S-X under the Securities Act (as defined below) and including such other adjustments as reasonably agreed to by the Lead Arrangers. The Borrower shall have delivered its most recent projections through the 2014 fiscal year, prepared on a quarterly basis through the end of 2008.
          (e) With respect to the Senior Secured Facilities, all documents and instruments required to perfect the Administrative Agent’s security interests in the ABL Facility Collateral and the Term Loan Facility Collateral shall have been authorized, executed and delivered and, if applicable, be in proper form for filing; provided, however, that with respect to any collateral the security interest in which may not be perfected by either (i) filing of a UCC financing statement or comparable filing in any foreign jurisdiction or (ii) in the case of the pledge of capital stock or other equity interests in a material subsidiary, delivery of certificates (to the extent certificated or required to be certificated and to the extent such

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certificates may leave the jurisdiction of such material subsidiary under applicable law) representing such shares of capital stock or other equity interests, if the perfection of the Administrative Agent’s security interest in such collateral may not be accomplished prior to the Closing Date after the Borrower and its subsidiaries use commercially reasonable efforts to do so, then the delivery of the documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings under the Senior Secured Facilities (subject, in any event, to the Borrowing Base, in the case of the ABL Facility) so long as (x) mortgages, deeds of trust or similar instruments have been executed and delivered with respect to a majority (as determined by total fair market values) of the properties located in the United States that are required to be pledged or mortgaged as collateral and (y) the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken, such other actions as may be required to perfect such security interests within 30 days following the Closing Date (or such later date as the Administrative Agent may agree).
          (f) The Administrative Agent shall have received a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the chief financial officer of the Borrower, confirming the solvency of the Borrower and its subsidiaries after giving effect to the Transactions.
          (g) The Administrative Agent shall have received reasonably satisfactory evidence (including an officers’ certificate accompanied by satisfactory supporting schedules and other data) that, immediately after giving effect pro forma to the Transactions, the ratio of pro forma consolidated debt to pro forma EBITDA (to be defined to include adjustments required or permitted by Regulation S-X of the Securities Act of 1933, as amended (the “Securities Act”) and such other adjustments as shall be reasonably acceptable to the Lead Arrangers and the Borrower) of the Borrower and its subsidiaries for the trailing four quarters ended immediately prior to the Closing Date was not greater than 4.75:1.00.
          (h) As a condition to the Senior Bridge Facility, the Investment Bank (as defined in the Fee Letter) shall have received, not later than 20 days prior to the Closing Date and at the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary “high-yield road show” relating to the Senior Notes, which contains (i) all financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 100) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, U.S. GAAP and, in each case, prepared in accordance with Regulation S-X under the Securities Act), (ii) any financial information required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act, and (iii) except as otherwise agreed by the Investment Bank all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Senior Notes as applicable or that would be necessary for the Investment Bank to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Senior Notes. Upon delivery of such prospectus, offering memorandum or private placement memorandum the Borrower will cause its senior management personnel to participate in a customary road show for the sale of the Senior Notes. The Investment Bank shall have been afforded a period of at least 20 consecutive days (not including any dates during the period commencing December 17, 2007 and ending January 2, 2008) following the later of (i) the receipt of the material described in the foregoing and (ii) the date upon which the Confirmation Order becomes final and non-appealable to seek to place the Senior Notes with qualified purchasers thereof.
          (i) As a condition to the Senior Secured Facilities, the Lead Arrangers shall have received, not later than 20 days prior to the Closing Date, a complete Confidential Information Memorandum (public and private versions) to be used in connection with the syndication of the Senior Secured

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Facilities, which contains all financial statements and other data to be included therein. Upon delivery of such Confidential Information Memorandum (public and private versions) the Borrower will cause its senior management personnel to participate in a customary bank meeting for the syndication of the Senior Secured Facilities. The Lead Arrangers shall have been afforded a period of at least 20 consecutive days (not including any dates during the period commencing December 17, 2007 and ending January 2, 2008) following the later of (i) the receipt of the material described in the foregoing and (ii) the date upon which the Confirmation Order becomes final and non-appealable to seek to syndicate the Senior Secured Facilities.
          (j) The Lead Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.
          (k) With respect to the ABL Facility, the Administrative Agent shall have received (i) a closing date borrowing base certificate and (ii) the results of a customary collateral field exam with respect to the Current Asset Collateral (as defined in Exhibit B hereto) and third party appraisals of inventory collateral.
          (l) The Borrower shall have received a corporate credit rating of not lower than B (stable) from S&P and a corporate family rating of not lower than B2 (stable) from Moody’s.
          (m) Other customary closing conditions, including delivery of customary legal opinions of counsel; accuracy of representations and warranties; absence of defaults; evidence of authority; compliance with applicable laws and regulations; payment of fees and expenses then due; lien searches; customary officer’s certificates; and reasonably satisfactory insurance (including, without limitation, the receipt of endorsements naming the Administrative Agent as lender’s loss payee and additional insureds).

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